                                                                      EXHIBIT 1



                            STOCK PURCHASE AGREEMENT



                                 BY AND BETWEEN



                                SAMSTOCK, L.L.C.



                                      AND



                        DAVEL COMMUNICATIONS GROUP, INC.

                               DATED MAY 14, 1998

                               TABLE OF CONTENTS



                                                                                  Page(s)

ARTICLE I - DEFINITIONS ............................................................. 1

ARTICLE II - PURCHASE AND SALE OF SHARES ............................................ 5
    Section 2.1  Purchase and Sale .................................................. 5
    Section 2.2  Consideration ...................................................... 5

ARTICLE III - THE CLOSING ........................................................... 5
    Section 3.1  Time and Place ..................................................... 5
    Section 3.2  Deliveries by the Company .......................................... 5
    Section 3.3  Deliveries by the Purchaser ........................................ 6

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY .......................... 6
    Section 4.1  Organization, Standing and Corporate Power ......................... 6
    Section 4.2  Subsidiaries ....................................................... 7
    Section 4.3  Capital Structure .................................................. 7
    Section 4.4  Title to Stock and Warrants ........................................ 8
    Section 4.5  Authority; Noncontravention ........................................ 8
    Section 4.6  SEC Documents; Undisclosed Liabilities ............................. 9
    Section 4.7  Absence of Certain Changes or Events ...............................10
    Section 4.8  Litigation .........................................................10
    Section 4.9  Employee Benefit Plans; ERISA ......................................11
    Section 4.10 Taxes ..............................................................12
    Section 4.11 Compliance with Laws ...............................................12
    Section 4.12 No Other Agreements to Sell the Company or its Assets ..............13
    Section 4.13 Contracts and Commitments ..........................................13
    Section 4.14 Insurance ..........................................................14
    Section 4.15 Affiliate Transactions .............................................14
    Section 4.16 Proxy Statement ....................................................14
    Section 4.17 Vote Required; Recommendation of Board .............................15
    Section 4.18 Takeover Statutes ..................................................15
    Section 4.19 Rights Agreement ...................................................15
    Section 4.20 Brokers and Finders ................................................15

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER .............................15
    Section 5.1  Organization .......................................................16
    Section 5.2  Authority; Noncontravention ........................................16
    Section 5.3  Investment Intent ..................................................16
    Section 5.4  Proxy Statement ....................................................16
    Section 5.5  Availability of Funds ..............................................17


    Section 5.6  Litigation .........................................................17
    Section 5.7  Brokers and Finders ................................................17

ARTICLE VI - CONDUCT OF BUSINESS ....................................................17
    Section 6.1  Conduct of Business ................................................17
    Section 6.2  No Solicitation ....................................................19

ARTICLE VII - ADDITIONAL AGREEMENTS .................................................20
    Section 7.1  Proxy Statement; Shareholder Meeting ...............................20
    Section 7.2  Access to Information ..............................................20
    Section 7.3  Further Action .....................................................20
    Section 7.4  Notification of Certain Matters ....................................21
    Section 7.5  Public Announcements ...............................................21
    Section 7.6  Investment Agreement ...............................................21
    Section 7.7  Fees and Expenses ..................................................21

ARTICLE VIII - CONDITIONS ...........................................................21
    Section 8.1  Conditions to Each Party's Obligation ..............................21
    Section 8.2  Condition to Obligations of the Company ............................22
    Section 8.3  Conditions to Obligations of Purchaser .............................22

ARTICLE I - TERMINATION, AMENDMENT AND WAIVER .......................................23
    Section 9.1  Termination ........................................................23
    Section 9.2  Effect of Termination ..............................................24

ARTICLE X - SURVIVAL; INDEMNIFICATION ...............................................24
    Section 10.1 Survival ...........................................................24
    Section 10.2 Indemnification by Purchaser or the Company ........................24
    Section 10.3 Third-Party Claims .................................................25
    Section 10.4 Termination of Indemnification .....................................26

ARTICLE XI - MISCELLANEOUS ..........................................................26
    Section 11.1 Counterparts .......................................................26
    Section 11.2 Governing Law ......................................................26
    Section 11.3 Entire Agreement ...................................................26
    Section 11.4 Notices ............................................................26
    Section 11.5 Assignment .........................................................27
    Section 11.6 Interpretation .....................................................28
    Section 11.7 Amendments; Waivers ................................................28
    Section 11.8 Severability .......................................................28
    Section 11.9 Consent to Jurisdiction ............................................28

                                       ii

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT is made this 14th day of May, 1998 by and between Samstock, L.L.C., a Delaware limited liability company ("Purchaser"), and Davel Communications Group, Inc., an Illinois corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the Company wishes to issue and sell to Purchaser, and Purchaser wishes to purchase from the Company, 1,000,000 newly issued shares (the "Shares") of common stock, no par value, of the Company ("Company Common Stock") and warrants to purchase 218,750 shares of Company Common Stock (the "Warrants") at an exercise price of $32.00 per share (which shall be exercisable through the fourth anniversary of the Closing Date), upon the terms and subject to the conditions of this Agreement.

     WHEREAS, concurrently herewith, Purchaser and David R. Hill ("Hill") have entered into a Stock Purchase Agreement pursuant to which Hill has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Hill, 500,000 shares of Company Common Stock and warrants to purchase 131,250 shares of Company Common Stock (the "Hill Stock Purchase Agreement"), upon the terms and subject to the conditions set forth in such Agreement.

     WHEREAS, concurrently herewith, Purchaser, on the one hand, and certain directors and members of management of the Company (the "Management Shareholders"), on the other, have entered into a Stock Purchase Agreement pursuant to which the Management Shareholders have agreed to sell to Purchaser, and Purchaser has agreed to purchase form the Management Shareholders, 123,900 shares of Company Common Stock (such Agreement, together with the Hill Stock Purchase Agreement, the "Other Stock Purchase Agreements"), upon the terms and subject to the conditions set forth in the Management Stock Purchase Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1 "Affiliate" shall mean, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first person. As used in this definition "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

     Section 1.2 "Agreement" shall mean this Agreement, including the Exhibits and Schedules attached hereto and incorporated herein by this reference.

     Section 1.3 "Closing" shall have the meaning set forth in Section 3.1 hereof.

     Section 1.4 "Closing Date" shall have the meaning set forth in Section 3.1 hereof.

     Section 1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Section 1.6 "Company" shall mean Davel Communications Group, Inc., an Illinois corporation.

     Section 1.7 "Company Common Stock" shall have the meaning set forth in the introductory clauses hereto.

     Section 1.8 "Company Preferred Stock" shall have the meaning set forth in
Section 4.3 hereto.

     Section 1.9 "Company Stock Options" shall have the meaning set forth in
Section 4.3 hereof.

     Section 1.10 "Contracts" shall have the meaning set forth in Section 4.13 hereof.

     Section 1.11 "Disclosure Letter" shall have the meaning set forth in the preface of Article IV hereof.

     Section 1.12 "Employee Benefit Plans" shall mean all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability that are "employee benefit plans" as defined in Section 3(3) of ERISA.

     Section 1.13 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Section 1.14 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Section 1.15 "Filed SEC Documents" shall have the meaning set forth in
Section 4.7 hereof.

     Section 1.16 "GAAP" shall mean generally accepted accounting principles as in effect in the United States consistently applied.




                                       2

     Section 1.17 "Governmental Entity" shall mean any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency.

     Section 1.18 "Hill" shall mean David R. Hill.

     Section 1.19 "Hill Stock Purchase Agreement" shall have the meaning set forth in the introductory clauses hereto.

     Section 1.20 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Section 1.21 "Investment Agreement" shall mean the Investment Agreement substantially in the form of Exhibit A hereto.

     Section 1.22 "IRS" shall mean the Internal Revenue Service.

     Section 1.23 "Liens" shall mean all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     Section 1.24 "Losses and Expenses" shall have the meaning set forth in
Section 10.2 hereof.

     Section 1.25 "Management Shareholders" shall have the meaning set forth in the introductory clauses hereto.

     Section 1.26 "Material Adverse Effect" shall mean a material adverse effect (or any development which, insofar as reasonably can be foreseen, in the future is likely to have a material adverse effect) on the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole, except for the impact of any order or determination by the Federal Communications Commission or Federal appellate court concerning compensation paid by interexchange carriers and local exchange carriers to payphone service providers in the Federal Communications Commission CC Docket No. 96-128, Implementation of the Pay Telephone Reclassification and Compensation Provisions of the Telecommunications Act of 1996.

     Section 1.27 "Material Company Subsidiary" shall mean a Subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     Section 1.28 "Other Stock Purchase Agreements" shall have the meaning set forth in the introductory clauses hereto.

     Section 1.29 "Permitted Liens" shall mean (i) Liens for Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics' and other



                                       3
similar Liens arising in the ordinary course of business with respect to amounts not yet overdue for a period of 45 days or amounts being contested in good faith by appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, and (iii) Liens which do not materially interfere with the use of any property or asset of the Company or any of its Subsidiaries for its current use or which, individually or in the aggregate, do not materially interfere with the ordinary conduct of business of the Company and its Subsidiaries.

     Section 1.30 "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, Governmental Entity or other entity.

     Section 1.31 "Proxy Statement" shall have the meaning set forth in Section
4.5 hereof.

     Section 1.32 "Purchase Price shall have the meaning set forth in Section
2.2 hereof.

     Section 1.33 "Purchaser" shall mean Samstock, L.L.C., a Delaware limited liability company.

     Section 1.34 "Rights Agreement" shall have the meaning set forth in
Section 4.3 hereof.

     Section 1.35 "SEC" shall mean the Securities and Exchange Commission.

     Section 1.36 "SEC Documents" shall have the meaning set forth in Section
4.6 hereto.

     Section 1.37 "Securities Act" shall mean the Securities Act of 1933, as amended.

     Section 1.38 "Shareholder Approval" shall have the meaning set forth in
Section 4.5 hereof.

     Section 1.39 "Shareholders Agreement" shall mean the Shareholders Agreement substantially in the form of Exhibit B hereto.

     Section 1.40 "Shares" shall have the meaning set forth in the introductory clauses hereto.

     Section 1.41 "Subsidiary" of any person shall mean another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.



                                       4

     Section 1.42 "Surviving Provisions" shall have the meaning set forth in
Section 9.2 hereof.

     Section 1.43 "takeover proposal" shall have the meaning set forth in
Section 6.2 hereof.

     Section 1.44 "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

     Section 1.45 "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

     Section 1.46 "Warrant Agreement" shall mean an agreement to be entered into by the Company and Purchaser pursuant to which the Company shall issue to Purchaser the Warrants, which agreement, in form and substance, shall be reasonably acceptable to Purchaser.

                                   ARTICLE II

                          PURCHASE AND SALE OF SHARES

     Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall issue and sell, and Purchaser shall purchase from the Company, the Shares and the Warrants.

     Section 2.2 Consideration. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall pay to the Company $28,000,000.00 (the "Purchase Price").

                                  ARTICLE III

                                  THE CLOSING

     Section 3.1 Time and Place. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rosenberg & Liebentritt, P.C., Two N. Riverside Plaza, Chicago, Illinois at 10:00 a.m. (local time) on the fifth business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived or at such other place or time as Purchaser and the Company may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

     Section 3.2 Deliveries by the Company. At the Closing, the Company shall deliver the following to Purchaser:



                                       5

     (a)(i) one or more stock certificates representing the Shares issued in the name of Purchaser; and (ii) any other documents that are necessary to transfer to Purchaser good and marketable title to the Shares free and clear of any Lien;

     (b)  a duly executed counterpart of the Investment Agreement;

     (c)  a duly executed counterpart of the Shareholders Agreement;

     (d) a duly executed counterpart of the Warrant Agreement and any other documents that are necessary to transfer to Purchaser good and marketable title to the Warrants; and

     (e) all other documents, instruments and writings required to be delivered by the Company at or prior to the Closing Date pursuant to this Agreement.

     Section 3.3 Deliveries by the Purchaser. At the Closing, Purchaser shall deliver the following to the Company:

     (a) the Purchase Price by interbank transfer of immediately available funds to an account designated by the Company or by such other means as may be agreed upon in writing by the Company and Purchaser;

     (b)  a duly executed counterpart of the Investment Agreement;

     (c)  a duly executed counterpart of the Shareholders Agreement;

     (d)  a duly executed counterpart of the Warrant Agreement; and

     (e) all other documents, instruments and writings required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser, except as set forth in the Disclosure Letter delivered by the Company to Purchaser concurrently with the execution of this Agreement (the "Disclosure Letter") by specific reference to the relevant representation and warranty, as follows:

     Section 4.1 Organization, Standing and Corporate Power. Each of the Company and each of the Material Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to



                                       6
do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. The Company has delivered to Purchaser complete and correct copies of its Articles of Incorporation and By-laws and the articles of incorporation and by-laws or comparable organizational documents of each of the Material Company Subsidiaries. The Company is not in violation of any provision of its Articles of Incorporation or By-laws and no Material Company Subsidiary is in violation of any provision of its articles of incorporation, by-laws or comparable organizational documents, except to the extent that such violations would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 4.2 Subsidiaries. Section 4.2 of the Disclosure Letter sets forth each Material Company Subsidiary and the ownership or interest therein of the Company. All the outstanding shares of capital stock of each Material Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens. Except for the capital stock of the Company's Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity.

     Section 4.3 Capital Structure. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). At the close of business on May 12, 1998, (i)(A) 4,647,809 shares of Company Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable and (B) no shares of Junior Participating Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable and (ii)(A) 58,000 shares of Company Common Stock were reserved for issuance upon the exercise of warrants and (B) 500,350 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options ("Company Stock Options") granted pursuant to the Davel Communications Group, Inc. Director Stock Option Plan and the Davel Communications Group, Inc. Stock Option Plan. Except as set forth above, at the close of business on May 14, 1998, and except pursuant to the Rights Agreement, dated April 22, 1998, by and between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement"), no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, and, since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of any Company Stock Options. Except as set forth in this Section 4.3 and except for Company Stock Options granted in the ordinary course of business to employees and directors of the Company or its Subsidiaries and covering not in excess of an aggregate of 350,000 shares of Company Common Stock for all such grants during the period from the date of this Agreement through the Closing Date, there are not now, and at the Closing Date there will not be, any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is



                                       7
a party or by which any of them is bound relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, transfer, grant or sell any shares of capital stock or other equity interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Rights Agreement, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any of the Company's Subsidiaries or any other person.

     Section 4.4 Title to Stock and Warrants. The Shares and the Warrants, upon issuance on the terms and conditions set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. At the Closing, Purchaser will acquire good and marketable title to the Shares and the Warrants, free and clear of all Liens. Upon issuance of shares of Company Common Stock pursuant to the Warrants, such shares will be duly authorized, validly issued, fully paid and nonassessable, and Purchaser will acquire good and marketable title to such shares.

     Section 4.5 Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of the issuance of the Shares by the holders of Company Common Stock ("Shareholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (i) the Articles of Incorporation or By-laws of the Company or the comparable organizational documents of any of the Company's Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of the Material Company Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any



                                       8
judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of the Material Company Subsidiaries or their respective properties or assets of which the Company is aware, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens, that individually or in the aggregate, would not (x) have a Material Adverse Effect, (y) prevent the Company from performing its obligations under this Agreement in any material respect or (z) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Company or any of the Material Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except (i) the filing of a notification and report form by Hill as the ultimate parent entity of the Company under the HSR Act, (ii) the filing with the SEC of a proxy statement relating to the meeting of the Company's shareholders to be held in connection with the transactions contemplated by this Agreement (together with any amendments or supplements thereto, the "Proxy Statement") and such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Material Adverse Effect.

     Section 4.6 SEC Documents; Undisclosed Liabilities. To its knowledge, the Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1994 (as such documents have been amended prior to the date hereof, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by a later Filed SEC Document. The consolidated financial statements of the Company included in the SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and the consolidated Subsidiaries of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes). Except as set forth in the Filed SEC Documents and for liabilities incurred in the ordinary course of business after the date hereof or incurred as permitted by this Agreement, neither the Company nor any of the Company's Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute,



                                       9
contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or as specifically permitted by this Agreement, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been:

     (a) any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in a change or effect) which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock;

     (c) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of the Company's capital stock;

     (d) (i) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any such Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date hereof, (ii) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date hereof or (iii) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer;

     (e) any damage destruction or loss, not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect; or

     (f) any change in accounting methods, principles or practices by the Company or any Material Company Subsidiary materially and adversely affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

     Section 4.8 Litigation. Except as disclosed in the Filed SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect, (ii) prevent the Company from performing its obligations under this Agreement in any material respect or (iii) prevent or delay in any material respect the consummation of the transactions contemplated by this

                                       10

Agreement, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, a Material Adverse Effect.

     Section 4.9 Employee Benefit Plans; ERISA. (a) With respect to each Employee Benefit Plan: (i) each Employee Benefit Plan has been administered in compliance in all material respects with its terms including any provisions relating to contributions thereunder, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other federal, state and other applicable laws, rules and regulations, as they relate to such Employee Benefit Plans (including funding, filing, termination, reporting, disclosure and continuation coverage obligations pursuant to Title V of the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended; (ii) no "employee pension benefit plan" (as defined in Section 3(2) of ERISA) has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) and there have been no non-exempt "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle I of ERISA) with respect to any Employee Benefit Plan; (iii) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and any trust created pursuant to any such Employee Benefit Plan is exempt from federal income tax under Section 501(a) of the Code and the IRS has issued each such Employee Benefit Plan a favorable determination letter which, to the Company's knowledge, is currently applicable, except to the extent such failure to be qualified, exempt or applicable, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; (iv) the Company is not aware of any circumstances or event which would be reasonably likely to jeopardize the tax-qualified status of any such Employee Benefit Plan or the tax-exempt status of any related trust, or would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan; (v) no material unsatisfied liabilities to participants, the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan; and (vi) there has been no event with respect to an Employee Benefit Plan which would require disclosure under
Section 4062(c), 4063(a) or 4041(e) of ERISA.

     (b) No Employee Benefit Plan would result in the payment to any employee, officer or director of the Company or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee, officer or director as a direct result of the transactions contemplated by this Agreement.

     (c) Except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the most recent Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any Employee Benefit Plan or collective bargaining agreement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries.


                                       11

     (d) The Company has not promised or vested, by plan document or written or oral communication, the right of any employee, former employee, retiree, beneficiary or other person to lifetime benefits under any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

     (e) No Employee Benefit Plan excludes from participation in such plan any individual performing services for the Company or an ERISA Affiliate on the basis of such individual's status as an independent contractor, unless such individual actually meets the requirements for status as an independent contractor based on Internal Revenue Service Revenue Ruling 87-41, 1987-1 C.B. 296, except to the extent any such exclusion would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (f) No "employee pension benefit plan" (as defined in Section 3(2) of ERISA) is a multi-employer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. The Company has not withdrawn or partially withdrawn from any multi-employer plan, or has any liability, jointly or otherwise, for any withdrawal liability demanded or yet to be demanded under Title IV of ERISA by any multi-employer plan for a complete or partial withdrawal.

     Section 4.10 Taxes. (a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects, except where the failure to be true, complete and correct would not be reasonably likely to have a Material Adverse Effect.

     (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date. The Company and each of its Subsidiaries have made all material deposits required by law to be made with respect to employee withholding and other employment Taxes.

     (c) No audit by any Governmental Entity is presently in progress, or, to the knowledge of the Company, threatened, with respect to any Tax Returns filed by, or Taxes due from the Company or any of its Subsidiaries. There are no Tax Liens other than Permitted Liens on any of the assets or properties of the Company or any of its Subsidiaries.

     Section 4.11 Compliance with Laws. Neither the Company nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.


                                       12

     Section 4.12 No Other Agreements to Sell the Company or its Assets. Other than this Agreement, the Company has no legal obligation, absolute or contingent, to any other person to sell any material portion of the assets or properties of the Company or any of its Subsidiaries, to sell any material portion of the capital stock or other ownership interests of the Company or any of its Subsidiaries or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

     Section 4.13 Contracts and Commitments. (a) Section 4.13 of the Disclosure Letter contains a complete and accurate list of all written contracts, plans or agreements ("Contracts") of the following categories to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

                 (i) employment Contracts pursuant to which any person receives annual compensation in excess of $125,000, including contracts to employ executive officers and other contracts with officers, directors or shareholders of the Company, and all severance, change in control or similar arrangements with any executive officers of the Company;

                 (ii) Contracts with executive officers of the Company or any of its Subsidiaries pursuant to which any such officer or employee would be entitled to receive any severance, change in control or similar payment upon Hill ceasing to own a stated amount or percentage of outstanding Company Common Stock or other voting securities of the Company, (whether or not the receipt of such payment by any such executive officer would also require the termination of employment of such executive officer);

                 (iii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $1 million;

                 (iv) Contracts for the purchase of inventory or equipment which are not cancelable (without material penalty, cost or other liability) within one year and other Contracts, whether or not made in the ordinary course of business, involving annual expenditures or liabilities in excess of $2 million which are not cancelable (without material penalty, cost or other liability) within 90 days;

                 (v) Contracts pursuant to which the Company or any of its Subsidiaries receives annual revenues in excess of $1,000,000;

                (vi) Contracts containing covenants limiting the freedom of the Company or any of the Material Company Subsidiaries to engage in any line of business or compete with any person;


                                       13

                 (vii) any Contract restricting the ownership or voting of the capital stock of the Company or any of its Subsidiaries, other than as contemplated by this Agreement or the exhibits hereto;

                 (viii) joint venture or partnership agreements; and

                 (ix) any Contract pending for the acquisition, directly or indirectly (by merger or otherwise) of material assets or capital stock of another person.

True and complete copies of the written Contracts identified in Section 4.13 of the Disclosure Letter have been delivered or made available to Purchaser or its representatives.

     Section 4.14 Insurance. All material fire and casualty, general liability, business interruption, product liability, workers' compensation, vehicular and other insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for normal risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount substantially equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     Section 4.15 Affiliate Transactions. Except as set forth in the Filed SEC Documents, from December 31, 1997 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and Affiliates of the Company or any of it Subsidiaries or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     Section 4.16 Proxy Statement. None of the information included or incorporated by reference by the Company in the Proxy Statement, will, at the date it is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders held for the purpose of obtaining Shareholder Approval, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Purchaser and its Affiliates for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Purchaser and its Affiliates for inclusion in the Proxy Statement.

     Section 4.17 Vote Required; Recommendation of Board. The affirmative vote of a majority of the outstanding shares of Company Common Stock is the only vote of the holders



                                       14
of any class or series of the Company's capital stock necessary to approve the issuance of the Shares by the Company to Purchaser as contemplated by this Agreement. The Board of Directors of the Company, or an authorized Committee of such Board, at a meeting duly called and held has (i) unanimously approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated by this Agreement are fair to the Company and its shareholders and (iii) resolved to recommend to such holders that they approve the issuance of the Shares by the Company to Purchaser as contemplated by this Agreement and that such matter be submitted to the Company's shareholders. The Company hereby agrees to the inclusion in the Proxy Statement of the recommendations of the Board of Directors of the Company described in this
Section 4.17.

     Section 4.18 Takeover Statutes. To the knowledge of the Company, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal law applicable to the Company is applicable to the transactions contemplated by this Agreement.

     Section 4.19 Rights Agreement. The Company's Board of Directors has taken all necessary action to provide that Purchaser will not become an "Acquiring Person," that no "Triggering Event, "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement), will occur, and that the Rights Agreement will not be applicable to the execution or delivery of this Agreement or any amendment hereto or the consummation of the transactions contemplated by this Agreement. The Company has provided to Purchaser written evidence, reasonably satisfactory to Purchaser, of the foregoing.

     Section 4.20 Brokers and Finders. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The fees incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement for the persons listed in Section 4.20 of the Disclosure Letter are set forth in Section 4.20 of the Disclosure Letter. The Company has furnished to Purchaser true and complete copies of all the agreements referred to in
Section 4.20 of the Disclosure Letter and all indemnification and other agreements related to the engagement of the persons so listed.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company as follows:

     Section 5.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.



                                       15

     Section 5.2 Authority; Noncontravention. Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) the organizational documents of Purchaser or (ii) subject to the governmental filings and other matters referred to in the following sentence, any judgment , order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults that, individually or in the aggregate, would not (x) prevent Purchaser from performing its obligations under this Agreement in any material respect or (y) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement, except (i) the filing of a notification and report form by Purchaser under the HSR Act and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or otherwise prevent Purchaser from performing its obligations under this Agreement in any material respect.

     Section 5.3 Investment Intent. Purchaser is purchasing the Shares for investment, and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D adopted by the SEC under the Securities Act.

     Section 5.4 Proxy Statement. None of the information supplied by Purchaser for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders held for the purpose of obtaining Shareholder Approval, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 5.5 Availability of Funds. Purchaser has sufficient funds available to pay the Purchase Price on the Closing Date.


                                       16

     Section 5.6 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that, individually or in the aggregate, would reasonably be expected to (i) prevent Purchaser from performing its obligations under this Agreement in any material respect or (ii) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.

     Section 5.7 Brokers and Finders. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE VI

                              CONDUCT OF BUSINESS

     Section 6.1 Conduct of Business. During the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to:

                 (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock reserved for issuance as described in the second sentence of Section 4.3);


                                       17

                 (iii) amend its articles of incorporation, by-laws or comparable organizational documents in a manner that would be reasonably likely to adversely affect Purchaser;

                 (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof other than acquisitions not exceeding $50 million in the aggregate or (y) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

                 (v) enter into any agreement with respect to a takeover proposal;

                 (vi) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets, other than in the ordinary course of business;

                 (vii) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except as otherwise permitted by the Company's existing senior credit facility, or (z) make any loans, advances (other than advances to employees in the ordinary course of business consistent with prior practice) or capital contributions to, or investments in , any other person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company;

               (viii) make or agree to make any new capital expenditures outside the ordinary course of business which, in the aggregate, exceed $2.5 million;

               (ix) except in the ordinary course of business pursuant to existing employment agreements or Employee Benefit Plans, as described in the Disclosure Letter or as required by applicable laws, (A) increase the compensation payable or to become payable to its executive officers or employees, (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee of the Company or any of its Subsidiaries or (C) establish, adopt, enter into or amend in any material respect or take action to accelerate any


                                       18
          rights or benefits under any collective bargaining agreement or any Employee Benefit Plan, except as contemplated by this Agreement;

               (x) without limiting the generality of clause (ix) above, make any amendment to any Employee Benefit Plan solely as a result of this Agreement or in contemplation of the issuance of Shares contemplated by this Agreement; or

               (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

     Section 6.2 No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize any officer, director or employee of or any investment banker, attorney or other advisor or representative of, the Company or any of the Company's Subsidiaries to, (i) solicit, initiate or encourage the submission of any takeover proposal (as defined below), (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided; however, that the Company or its Board of Directors may comply with Rule 14e-2 promulgated under the Exchange Act with regard to a takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of the Company's Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of the Company's Subsidiaries at the direction of the Company or acting within the scope of his, her or its authority, whether or not such person is purporting to act on behalf of the Company or any of the Company's Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.2(a) by the Company. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire from the Company or Hill in any manner, directly or indirectly, more than 10% of any class of voting securities of the Company or any of the Company's Subsidiaries, or assets representing more than 20% of the total assets of the Company and its Subsidiaries, taken as a whole, as reflected on the Company's balance sheet as of March 31, 1998, other than the transactions contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company or any of its officers, investment bankers, attorneys or other advisors or representatives with any parties conducted heretofore on the Company's behalf with respect to any of the foregoing.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the adoption, approval or recommendation by the Company's Board of Directors or


                                       19
any such committee of this Agreement or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

          (c) The Company promptly shall advise Purchaser orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. The Company will keep Purchaser promptly and fully informed in all material respects of the status and details of any such takeover proposal or inquiry.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Proxy Statement; Shareholder Meeting. (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable thereafter.

     (b) The Company will, as soon as practicable following SEC clearance of the Proxy Statement, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining Shareholder Approval. The Company will, through its Board of Directors, recommend to its shareholders approval of the issuance of the Shares by the Company to Purchaser, as contemplated by this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.1(b) shall not be altered by the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal.

     Section 7.2 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to Purchaser and to the officers, employees, accountants, counsel, financial advisors and other representatives of Purchaser, reasonable access during normal business hours during the period prior to the Closing Date to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Purchaser (a) a copy of each report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Purchaser may reasonably request.

     Section 7.3 Further Action. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, the Company will, at its own expense,



                                       20
execute and deliver such documents to Purchaser as Purchaser may reasonably request in order more effectively to vest in Purchaser good and marketable title to the Shares.

     Section 7.4 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 7.5 Public Announcements. The Company and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules and regulations of the National Association of Securities Dealers, Inc.

     Section 7.6 Investment Agreement. The Company and Purchaser shall execute and deliver each of the Investment Agreement and the Shareholders Agreement at or prior to the Closing.

     Section 7.7 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

                                  ARTICLE VIII

                                   CONDITIONS

     Section 8.1 Conditions to Each Party's Obligation. The respective obligation of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

           (a) Shareholder Approval. The Company shall have obtained Shareholder Approval.

           (b) Antitrust. The waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

           (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, promulgated or enforced by any Governmental Entity of


                                       21
      competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement; provided, however, that each of the parties shall have used its reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

           (d) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to impose, and neither the Company nor Purchaser shall be subject to any order, decree, ruling or injunction (whether temporary, preliminary or permanent) which would impose, limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the shareholders of the Company.

           (e) The closing of the transactions contemplated by the Other Stock Purchase Agreements shall be occurring concurrently with the Closing.

      Section 8.2 Condition to Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

           (a) Purchaser shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Purchaser contained in this Agreement that are not so qualified shall be true and correct in all material respects (except to the extent that such failures to be true and correct in the aggregate shall not have had and shall not be reasonably likely to have a Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and Purchaser shall have received a certificate signed on behalf of Purchaser by an executive officer thereof to such effect.

           (b) The Company shall have received an opinion of Rosenberg & Liebentritt, in form and substance reasonably satisfactory to the Company.

      Section 8.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

           (a) The Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct and the


                                       22
      representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects (except to the extent that such failures to be true and correct in the aggregate shall not have had and shall not be reasonably likely to have a Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and the Company shall have received a certificate signed on behalf of the Company by an executive officer thereof to such effect.

           (b) The modifications to the employment agreements referenced in
      Section 4.7(iii) of the Disclosure Letter shall have been made, as described in such Section of the Disclosure Letter.

           (c) Purchaser shall have received an opinion of Kirkland & Ellis, in form and substance reasonably satisfactory to Purchaser.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

      Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:

            (a)  by mutual written consent of Purchaser and the Company; or

            (b)  by either Purchaser or the Company:

                     (i) if, at a duly held shareholders meeting of the Company or any adjournment thereof at which Shareholder Approval is voted upon, Shareholder Approval shall not have been obtained;

                     (ii) if the transactions contemplated by this Agreement shall not have been consummated by October 31, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Closing Date);

                     (iii) if any Governmental Entity shall have issued an
            order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

                      (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A)



                                       23
            would give rise to the failure of a condition set forth in Section 8.2(a) or 8.3(a), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (A) above); or

                    (v) in the event that (A) all the conditions to the obligation of such party to effect the transactions contemplated by this Agreement set forth in Section 8.1 shall have been satisfied and (B) any condition to the obligation of such party to effect such transactions set forth in Section 8.2 (in the case of the Company) or Section 8.3 (in the case of Purchaser) is not capable of being satisfied prior to the end of the period referred to in subsection
            (b)(ii) above.

     Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 9.1 hereof, this Agreement shall forthwith become void (except as set forth in this Section 9.2, in Section 7.5 and Article XI (other than Section 11.5) hereof, which shall survive such termination (the "Surviving Provisions")) and there shall be no liability on the part of Purchaser or the Company except for any breach of any of its obligations under the Surviving Provisions. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any material breach of this Agreement.

                                   ARTICLE X

                           SURVIVAL; INDEMNIFICATION

     Section 10.1 Survival. The representations and warranties given by the Company to Purchaser in this Agreement, and the representations and warranties given by Purchaser to the Company in this Agreement, shall survive the Closing until the second anniversary of the Closing Date; provided, however, that the representations and warranties given by the Company to Purchaser in Sections 4.1, 4.4 and 4.5, and by Purchaser to the Company in Sections 5.1, 5.2 and 5.3, shall survive the Closing indefinitely and shall not terminate.

     Section 10.2 Indemnification by Purchaser or the Company. (a) From and after the Closing Date, Purchaser shall indemnify and hold harmless the Company, the Company's Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities including without limiting the generality of the foregoing, liabilities for all reasonable attorneys' fees and expenses (including attorney and expert fees and expenses incurred to enforce the terms of this Agreement) (collectively, "Losses and Expenses") suffered or incurred by any such indemnified person arising from, relating to or otherwise in respect of, (i) any breach of, or inaccuracy in, any representation or warranty of Purchaser contained in this Agreement or in


                                       24
the certificate delivered pursuant to Section 8.2(a) of this Agreement; and
(ii) any breach of any covenant of Purchaser contained in this Agreement.

          (b) From and after the closing date, the Company shall indemnify and hold harmless Purchaser, Purchaser's Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all Losses and Expenses suffered or incurred by any such indemnified person arising from, relating to or otherwise in respect of, (i) any breach of, or inaccuracy in, any representation or warranty of the Company contained in this Agreement or in the certificate delivered pursuant to section 8.3(a) of this Agreement, and
(ii) any breach of any covenant of the Company contained in this Agreement.

     Section 10.3 Third-Party Claims. If a claim by a third party is made against an indemnified person hereunder, and if such indemnified person intends to seek indemnity with respect thereto under this Article, such indemnified person shall promptly notify the indemnifying person in writing of such claims setting forth such claims in reasonable detail, provided that failure of such indemnified person to give prompt notice as provided herein shall not relieve the indemnifying person of any of its obligations hereunder, except to the extent that the indemnifying person is materially prejudiced by such failure. The indemnifying person shall have twenty (20) days after receipt of such notice to undertake, through counsel of its own choosing, subject to the reasonable approval of such indemnified person, and at its own expense, the settlement or defense thereof, and the indemnified person shall cooperate with it in connection therewith; provided, however, that the indemnified person may participate in such settlement or defense through counsel chosen by such indemnified person, provided that the fees and expenses of such counsel shall be borne by such indemnified person. If the indemnifying person shall assume the defense of a claim, it shall not settle such claim without the prior written consent of the indemnified person, (i) unless such settlement includes as an unconditional term thereof the giving by the claimant of a release of the indemnified person from all liability with respect to such claim or (ii) if such settlement involves the imposition of equitable remedies or the imposition of any material obligations on such indemnified person other than financial obligations for which such indemnified party will be indemnified hereunder. If the indemnifying person shall assume the defense of a claim, the fees of any separate counsel retained by the indemnified person shall be borne by such indemnified person unless there exists a conflict between them as to their respective legal defenses (other than one that is of a monetary nature), in which case the indemnified person shall be entitled to retain separate counsel, the reasonable fees and expenses of which shall be reimbursed by the indemnifying person. If the indemnifying person does not notify the indemnified person within thirty (30) days after the receipt of the indemnified person's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified person shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.


                                       25

     Section 10.4 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, (a) with respect to any breach of, or inaccuracy in, any representation or warranty contained in this Agreement shall terminate when the applicable representation or warranty terminates and (b) with respect to any breach of covenant or agreement set forth in this Agreement shall not terminate; provided, however, that as to clause (a) above such obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the indemnifying party.


                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.1 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 11.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 11.3 Entire Agreement. This Agreement (including the documents referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties any rights or remedies.

     Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, to the appropriate address or telecopy number set forth below (or at such other address or telecopy number for a party as shall be specified by like notice):

           (a) If to Purchaser:

           Samstock, L.L.C.
           Two North Riverside Plaza
           Chicago, Illinois   60606
           Attention:  F. Philip Handy
           Telecopy Number:  312.454.1671


                                       26
     with a copy to:

     Rosenberg & Liebentritt, P.C.
     Two North Riverside Plaza
     Chicago, Illinois   60606
     Attention:  Walter S. Lowry
     Telecopy Number:  312.454.0335

     (b) If to Company, to:

     Davel Communications Group, Inc.
     1429 Massaro Boulevard
     Tampa, Florida   33619
     Attention: Theodore C.  Rammelkamp, Jr.
     Telecopy: 813.626.9610

     With a copy to:

     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, Illinois   60601
     Attention:  R. Scott Falk
     Telecopy Number:  312.861.2200

     Section 11.5 Assignment. Neither this Agreement nor any of the rights, interest or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Purchaser may assign any of or all of its rights and obligations under this Agreement to any person that is an Affiliate of Samuel Zell or an Affiliate of any one or more trusts established for the benefit of Samuel Zell and/or members of his family without the consent of any other party; provided that such assignment shall not relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     Section 11.6 Interpretation. The table of contents and headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All references to a Section, articles, Schedule or Exhibit contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

     Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".


                                       27

     Section 11.7 Amendments; Waivers. (a) This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto.

               (b) The failure of any party hereto to comply with any representation, warranty, covenant or agreement contained in this Agreement may be waived only by a written instrument signed by the party granting such waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement, and no failure by any party to take any action with respect to any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action. The waiver by any party hereto of a breach of any provision hereunder shall not operate as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     Section 11.8 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

     Section 11.9 Consent to Jurisdiction. Each party hereto irrevocably submits to the nonexclusive jurisdiction of (a) the state courts of the State of Illinois and (b) the federal district courts located in the State of Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

                                       28

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties as of the date first above written.


                                    SAMSTOCK, L.L.C.
                                    by SZ Investments, L.L.C.
                                    by Zell General Partnership, Inc.

                                    By: /s/ Rod Dammeyer
                                        -------------------------------------
                                        Name:
                                        Title:


                                    DAVEL COMMUNICATIONS GROUP, INC.


                                    By:
                                        --------------------------------------
                                        Name:
                                        Title:




                                       29

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties as of the date first above written.


                                    SAMSTOCK, L.L.C.
                                    by SZ Investments, L.L.C.
                                    by Zell General Partnership, Inc.

                                    By:
                                        -------------------------------------
                                        Name:
                                        Title:


                                    DAVEL COMMUNICATIONS GROUP, INC.


                                    By: /s/ David Hill
                                        --------------------------------------
                                        Name:
                                        Title:




                                       29



















                                Page 42 of 134